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Exhibit 10.5

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (hereinafter referred to as the ("Agreement") is made and entered into as of December 1, 2004, the effective date of this agreement (hereinafter referred to as the "Effective Date"), by and between Fastclick.com, Inc., a California corporation (hereinafter referred to as the "Company"), and MICHAEL HUGHES (hereinafter referred to as "Executive").

        WHEREAS, the Company is a provider of Internet-based advertising products and services;

        WHEREAS, the Company believes that a critical contributor to its success has been its team-oriented, cooperative corporate culture (the "Company Culture"), which the Company believes fosters innovation, individual thinking and creativity, promotes interaction and the exchange of ideas among employees and is critical to the Company's continuing development of its products and services;

        WHEREAS, Executive possesses unique business skills, knowledge and industry experience which are valuable to the business and financial prospects of the Company;

        WHEREAS, the Company desires to employ Executive as its Chief Marketing Officer ("CMO"), and Executive desires to accept such employment pursuant to the terms hereof.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive agree as follows:

        1.     DUTIES. The Company hereby employs Executive to serve as CMO, reporting to the Company's Chief Executive Officer ("CEO") with such duties may be defined from time to time by the Chief Executive Officer or the Company's Board of Directors (the "Board").

        2.     TERM OF EMPLOYMENT. The Company hereby agrees to employ Executive and Executive agrees to accept employment upon the terms and conditions set forth herein, commencing on the date hereof and continuing for a period of three (3) years, unless and until terminated by the Company or by Executive pursuant to Paragraph 11 below. Thereafter, and unless and until terminated by the Company or by Executive pursuant to Paragraph 11 below, this Agreement shall automatically renew on its anniversary date for successive additional one (1) year periods unless either party provides written notice of their intention not to renew this Agreement to the other at least sixty (60) days in advance of the anniversary date.

        3.     SALARY. Executive shall be entitled to receive from the Company a starting annual base salary of $200,000. Salary is calculated from the date of Executive's commencement of employment, pursuant to Paragraph 2 above. The base salary shall be paid to Executive in equal installments according to the Company's regular payroll practices and shall be reviewed and may be increased by the Board annually or at such earlier time or times as it determines.

        4.     BONUS. Executive shall be entitled to participate in such bonus plans as the Board shall determine from time to time. In the first year of Executive's employment with the Company hereunder, Executive shall be eligible to receive an annual bonus in an amount of up to $100,000, of which $50,000 (the "Performance Bonus") shall be based on Executive's achievement of reasonable business goals as defined by the CEO and/or Board and $50,000 (the "Quarterly Bonus") shall accrue and be paid without regard to Executive's achievement of specified business goals. The Quarterly Bonus shall be paid in four (4) equal quarterly increments of $12,500 beginning on the date that is three (3) months from the date hereof. Following the first year of Executive's employment with the Company, Executive shall be eligible to receive an annual bonus in an amount of up to $100,000 or more, all of which shall be based on Executive's achievement of reasonable business goals as defined by the CEO and/or Board and shall be deemed "Performance Bonus" pursuant to the terms hereof. Executive shall be eligible to receive Performance Bonus amounts in excess of the amounts set forth in this Section 4 in the discretion of the CEO and Board. Any Performance Bonus shall accrue and be calculated in accordance with the Company's then applicable bonus policies. Any Quarterly Bonus or Performance

Bonus accrued and payable by the Company shall be paid within five (5) days following the end of the applicable accrual and calculation period or otherwise in accordance with the Company's then applicable bonus policies, provided Executive remains employed by Company on the date upon which such bonus may be payable. The Company reserves the right to amend and revise the Company's bonus accrual and calculation policies in the Company's sole discretion with respect to Executive and other Company executives of similar position, responsibilities or duties.

        5.     STOCK OPTIONS. In addition to Executive's salary described in Paragraph 3, above, Executive shall receive a stock option grant (the "Stock Option") pursuant to the Company's 2004 Stock Incentive Plan (the "2004 Plan"). The Stock Option grant will give Executive the right to purchase shares of common stock in the amount of 1.0% of the combined common and preferred shares outstanding as of the date hereof, on a fully-diluted basis, per the Company's post-Series A capital structure.

        The Stock Option will have an exercise price of $17.50 per share, 25% of which will vest on the first anniversary of the date of this Agreement, with the remaining amount vesting in equal installments on a quarterly basis through the fourth anniversary of this Agreement (subject to the accelerated vesting set forth in Section 11), and will be subject to the other terms and conditions of the 2004 Plan.

        6.     EXTENT OF SERVICES. So long as he serves as CMO, Executive shall devote his full time, attention and energies to the business of the Company and shall not during such time be engaged (whether or not during normal business hours) in any other business or professional activity which may impair his ability to attend to the business of Company to the best of his abilities, whether or not such activity is pursued for gain, profit or other pecuniary advantage. This prohibition shall not be construed as preventing the Executive from: (a) investing personal assets in businesses which do not compete with the Company in such form or manner as will not require any substantial services on the part of the Executive and in which the Executive's participation is principally that of an investor; or (b) purchasing securities in any corporation whose securities are regularly traded, provided that such purchase shall not result in the Executive's collectively owning beneficially at any time five percent (5%) or more of the equity securities of a corporation engaged in a business competitive to that of the Company.

        7.     VACATIONS AND LEAVE. Executive shall be entitled to vacation and other leave in accordance with the normal Company policy applicable to management employees, which is two (2) weeks annual vacation and two (2) weeks personal time off (accrued on a semi-monthly basis). Vacations shall be taken at such times as Executive and the CEO shall mutually agree.

        8.     EXPENSE REIMBURSEMENT. Upon presentation of supporting documentation and consistent with the Company policy, the Company will reimburse Executive for any reasonable and necessary business expenses incurred by Executive in connection with the performance of the Executive's duties for Company.

        9.     OTHER BENEFITS. In addition to the benefits specifically described herein, during the term of this Agreement, Executive and his dependents shall be entitled to receive, on an equivalent basis, all other benefits of employment generally made available to other members of the Company's management and their families, including, without limitation, benefits as a result of any present or future medical insurance, disability insurance, life insurance, retirement or pension plans.

        10.   TAXES. The Company shall withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        11.   TERMINATION OF EMPLOYMENT.

          11.1 This Agreement and Executive's employment as CMO may be terminated by either party, for any reason or no reason, upon thirty (30) days written notice given to the other party. The

  Company reserves the right to pay salary in lieu of notice in its sole discretion. In the event Executive's employment is terminated for any reason, other than: (1) Cause ("Cause" as used herein shall refer to: fraud, gross negligence, willful misconduct, insubordination, material failure to comply with the Company's general policies, violation of the Employee Inventions Assignment Agreement, a form of which is attached as Exhibit A to this Agreement or conviction of any felony or a misdemeanor involving moral turpitude; (2) voluntary termination by Executive; or (3) circumstances described in Sections 11.2 or 11.3 below, then Executive shall be entitled to the following severance benefits: (a) nine (9) months salary at the base salary specified in Section 3 above applicable as of the date of termination, which salary shall be paid in accordance with the Company's normal payroll practices over the nine (9) months following termination of employment; (b) continued coverage under the Company's health and welfare plans for a period of nine (9) months after the date of termination and (c) to the extent then-unvested, 18.75% of the options granted pursuant to the Stock Option will immediately vest in accordance with the terms of the Stock Option.

          11.2 In the event Executive's employment is terminated for Cause, by reason of Executive's death or disability or is terminated voluntarily by Executive, Executive shall not be entitled to any severance benefits.

          11.3 In the event Executive's employment with the Company is terminated (other than for the circumstances described in Section 11.2) upon a Change in Control (as defined in Section 11.4 below) or during the twelve (12) month period subsequent to a Change in Control event, Executive shall be entitled to the following severance benefits: (a) twelve (12) months salary at the base salary specified in Section 3 above applicable as of the date of termination, which salary shall be paid in accordance with the Company's normal payroll practices over the twelve (12) months following termination of employment; (b) continued coverage under the Company's health and welfare plans for a period of twelve (12) months after the date of termination and (c) 100% of any remaining unvested options will immediately vest upon such termination in accordance with the terms of the Stock Option.

          11.4 "Change In Control" means any of the following events occurring after the date hereof:

            11.4.1 An acquisition (other than directly from the Company) of any voting securities of the Company by any person or group of affiliated or related persons (as such term is defined in Sections 13(d) and 14(d)(2) of the Securities exchange Act of 1934), immediately after which such person or group has beneficial ownership (within the meaning of the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities; provided that this Section shall not apply to an acquisition of voting securities by any employee benefit plan or trust maintained by or for the benefit of the Company or its employees; or

            11.4.2 A merger, consolidation or reorganization involving the Company, unless all of the conditions set forth in Sections 11.4.2 (a) and (b) below are satisfied:

              (a)   the shareholders of the Company, immediately before such transaction, own, directly or indirectly, immediately after such transaction, in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction, more than fifty percent (50%) of the outstanding voting securities of (a) the corporation resulting from such transaction (the "Surviving Corporation") or (b) the immediate parent corporation of the Surviving Corporation; and

              (b)   individuals who were Directors of the Company at the time of the execution of the agreement providing for such transaction constitute, immediately after the transaction, at least a majority of the members of the board of directors of (a) the Surviving

      Corporation or (b) a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation; or

            11.4.3 A complete liquidation or dissolution of the Company; or

            11.4.4 The sale or other disposition of all or substantially all of the Company's assets to any person other than a sale or transfer of all or any portion of the Company's assets to another corporation in which the Company owns, immediately after such sale or transfer, eighty percent (80%) or more of the outstanding voting securities of such corporation.

        12.   SUCCESSORS TO THE COMPANY. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successors of the Company, or any corporation which acquires directly or indirectly all of the assets of the Company, whether by merger, consolidation, sale or otherwise, and shall not be otherwise assignable by the Company. This Agreement is not assignable by Executive.

        13.   NOTICE. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by facsimile provided that another copy is sent by another means permitted by this subsection within two (2) business days thereafter, and (iii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail as follows:

    If to Company to:

    Fastclick.com, Inc.
    360 Olive Street
    Santa Barbara, CA 93101
    Facsimile: (805) 568-5332
    Attn: Kurt Johnson, Chief Executive Officer

    If to Employee to:

    Michael Hughes
    28057 Acana Road
    Rancho Palos Verdes, CA 90275
    Phone: (310) 377-9766
    Email: michaelshughes@hotmail.com

Any party may by notice given in accordance with this subsection to the other party to designate another address or person for receipt of notices hereunder.

        14.   WAIVER. Neither party's failure to enforce any provision of this Agreement shall be deemed or in any way construed as a waiver of any such provision, nor prevent that party from thereafter enforcing each and every provision of this Agreement.

        15.   SEVERABILITY. If one or more of the provisions or paragraphs of this Agreement shall be held to be illegal or otherwise void or invalid, that provision shall be deemed severed and the remainder of this Agreement shall not be affected and shall remain in full force and effect.

        16.   GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of California, without regard to or application of choice of law rules or principles.

        17.   ARBITRATION. In the event any claim or controversy arises under or concerning any provision of this Agreement or in connection with Executive's employment with the Company, the Company and Executive hereby agree that such claim or controversy shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration

Association, provided, however, that the arbitrator shall be chosen as follows: if the Company and Executive are unable to agree upon an arbitrator within five (5) days of a request for arbitration, the parties shall request a panel of five (5) labor and employment arbitrators from the American Arbitration Association and shall alternatively strike names until a single arbitrator remains. Arbitration shall occur, if practicable, in Santa Barbara County, CA. The arbitrator shall issue a written decision setting forth the essential findings of fact and conclusions upon which the decision is based. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings, subject to any limitations placed on discovery by the arbitrator. Notwithstanding the foregoing, nothing herein shall preclude or limit either party from seeking a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, from a court of competent jurisdiction without abridging the powers of the arbitrator. The parties acknowledge and agree that, by agreeing to this provision, they are agreeing to arbitrate any claim relating to Executive's employment, whether or not it arises under the terms of this Agreement, to the fullest extent permitted by law.

        THE PARTIES FURTHER UNDERSTAND THAT BY AGREEING TO ARBITRATE EMPLOYMENT CLAIMS THEY ARE WAIVING THE RIGHT TO BRING AN ACTION IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND WAIVE THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

        18.   ENTIRE AGREEMENT. This Agreement, any stock option agreements, and the Employee Inventions Assignment Agreement signed by the Executive contain the entire agreement of the parties and supersede and replace any other Agreement. Except as provided herein, this Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Only the Company's CEO and Board have the authority to make such modifications of this Agreement on behalf of the Company.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

THE COMPANY: Fastclick.com, Inc.		EXECUTIVE:
By:	/s/ KURT JOHNSON Name: Kurt Johnson Title: CEO	/s/ MICHAEL HUGHES MICHAEL HUGHES

EXHIBIT A

Employee Inventions Assignment Agreement

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  Exhibit 10.5